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                                                                     EXHIBIT 2.3

                            ASSET TRANSFER AGREEMENT

     This ASSET TRANSFER AGREEMENT (this "AGREEMENT") is made as of February 14, 2002, by and between TSI Networks Inc., a Delaware corporation (the "TRANSFEREE"), and TSI Telecommunication Services Inc., a Delaware corporation (the "BUSINESS TRANSFEROR").

                             PRELIMINARY STATEMENTS:

     WHEREAS, TSI Telecommunication Holdings, Inc., a Delaware corporation ("HOLDINGS"), entered into an Amended and Restated Agreement of Merger with TSI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings ("MERGER SUB"), and Business Transferor, dated as of January 14, 2002, as amended (the "MERGER AGREEMENT"), pursuant to which Merger Sub shall be merged with and into Business Transferor (the "MERGER"), in accordance with the terms and conditions of the Merger Agreement and the relevant provisions of the Delaware General Corporation Law, and the surviving corporation shall be Business Transferor;

     WHEREAS, in connection with and following the Merger, the Business Transferor desires to effectuate certain internal reorganizations relating to its SS7 Business, as set forth herein;

     WHEREAS, the Transferee desires to acquire from the Business Transferor, and the Business Transferor desires to contribute to the Transferee, all of the Business Transferor's properties, assets, claims, rights and interests of every kind and nature, whether tangible or intangible, real, personal or mixed, and wherever located and by whomever possessed, owned by the Business Transferor as of the Closing and relating to the Visibility, INLink, LNP, CNAM, LIDB, ISUP Transport, SS7 Network Transport Service for IS41 Carriers and GSM Operators, Links & Ports, 800 Database Service, QRS and QRE products (or such additional or fewer products as the parties hereto may agree prior to the Closing) of the Business Transferor (collectively, the "SS7 BUSINESS"), and, in connection with such acquisition, the Transferee will assume all of the Business Transferor's liabilities related to the SS7 Business and, in addition, issue to the Business Transferor shares of the Transferee's Participating Preferred Stock and a promissory note, all on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place on a mutually agreeable date no later than 90 days from the date hereof at the Chicago office of Kirkland & Ellis, or at such other place as may be mutually determined by the parties hereto.

     2. CONTRIBUTION AND DELIVERY OF THE SS7 BUSINESS ASSETS. Subject to and upon the terms and conditions of this Agreement, at the Closing the Business Transferor shall contribute, transfer, convey, assign and deliver to the Transferee, and the Transferee shall acquire from the Business Transferor, all of the Business Transferor's properties, assets, claims, rights and interests of every

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kind and nature, whether tangible or intangible, real, personal or mixed, and wherever located and by whomever possessed, owned by the Business Transferor as of the date of the Closing and which the parties hereto agree are related to the SS7 Business and one (1) share of the class A common stock of Transferee (collectively, the "ASSETS"). Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to transfer, contribute or otherwise assign any agreement, contract, lease, license, permit or other agreement or arrangement which is not permitted to be assigned in connection with the transactions contemplated herein (collectively, the "UNASSIGNED CONTRACTS"). The beneficial interest in and to each Unassigned Contract shall in any event pass to the Transferee on the date hereof, and the Business Transferor covenants and agrees to cooperate with the Transferee in any lawful and economically feasible arrangement to provide the Transferee with the Business Transferor's entire interest in the benefits under each of the Unassigned Contracts. If the other party(ies) to an Unassigned Contract subsequently consent to the assignment of such contract to the Transferee, such Unassigned Contract shall then be deemed an Asset hereunder.

     3. CONSIDERATION. In consideration of the Assets, the Transferee shall issue to the Business Transferor (i) a promissory note in favor of the Business Transferor, in the form of the intercompany note set forth in the credit agreement among Business Transferor and the other parties thereto, in a principal amount to be agreed upon by the parties and (ii) a number of shares of the Transferee's Participating Preferred Stock equal to (x) the value of the Assets MINUS the principal amount of the Note MINUS the price paid by TSI Telecommunication Holdings, LLC for the Class B Common Stock of Transferee, divided by (y) $10,000.00

     4. DELIVERIES AT CLOSING. At the Closing, the following deliveries shall occur:

     (a) the Business Transferor shall deliver to the Transferee a Bill of Sale, substantially in the form attached hereto as EXHIBIT A, pursuant to which the Business Transferor shall convey to the Transferee (i) the Assets known to the parties hereto as of the Closing, which shall be identified on Schedule 1 to the Bill of Sale, and (ii) the beneficial interest in and to the Unassigned Contracts known to the parties as of the Closing, each of which shall be identified on Schedule 2 to the Bill of Sale;

     (b) the Transferee shall execute and deliver an Instrument of Assumption, substantially in the form attached hereto as EXHIBIT B, pursuant to which it shall assume and agree to perform, pay and discharge all of the liabilities, obligations and commitments of the Business Transferor relating to the SS7 Business (the "ASSUMED LIABILITIES");

     (c)  the Transferee shall execute and deliver the Note;

     (d) the Business Transferor shall deliver to the Transferee a fully-executed Letter Agreement, substantially in the form attached hereto as EXHIBIT C, between Business Transferor and TSI Telecommunication Holdings, LLC;

     (e) the Business Transferor shall deliver to the Transferee a schedule of employees of the SS7 Business to be transferred to the Transferee (the "TRANSFERRED EMPLOYEES");


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     (f)  the Business Transferor shall deliver to the Transferee the certificate representing one (1) share of the class A common stock of Transferee, properly endorsed for transfer to Transferee or accompanied by a duly executed stock power in favor of Transferee;

     (g) in consideration for its receipt of the Assets, the Transferee shall deliver to the Business Transferor a properly executed and authorized stock certificate representing the shares of Participating Preferred Stock; and,

     (h) any and all other agreements, contracts, instruments of other documents reasonably necessary to effectuate the transactions contemplated herein.

     5. EMPLOYEES. At the Closing, the Transferred Employees of the Business Transferor shall be deemed terminated as of such date by the Business Transferor and the Transferee shall be deemed to issue offers of employment to such employees. Nothing in this Agreement shall limit the Transferee's ability to terminate the employment of any employee deemed hired pursuant to this SECTION 5.

     6. PRE-CLOSING PERIOD. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including but not limited to the identification of customer and vendor contracts, physical assets and employees related to the SS7 Business to be transferred or assigned.

     7. FURTHER ASSURANCES. At any time and from time to time after the Closing, at the Transferee's request and without further consideration, the Business Transferor shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Transferee may reasonably request to transfer, convey and assign to the Transferee, and to confirm the Transferee's title to, all of the Assets, to put the Transferee in actual possession and operating control thereof, to assist the Transferee in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

     8. NO REPRESENTATIONS OR WARRANTIES. The Assets to be contributed pursuant to and in accordance with this Agreement are to be contributed "as is", and no party hereto is making any express or implied representation or warranty as to the Assets, their condition, the Assumed Liabilities, or as to any other matter.

     9. TERMINATION. The Transferee and the Business Transferor may terminate this Agreement by mutual written consent at any time prior to the Closing.

     10. TRANSFER AND SALES TAX. Notwithstanding any provisions of law, the Business Transferor shall be responsible for and shall pay (a) all sales, use and transfer taxes, and (b) all governmental charges, if any, upon the contribution of any of the Assets hereunder.

     11. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by federal express or other reputable


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overnight courier, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

     To the Business Transferor:   TSI Telecommunication Services Inc.
                                   201 N. Franklin St., 8th Floor
                                   Tampa, FL 33602
                                   Attn: General Counsel

     To the Transferee:            TSI Networks Inc.
                                   c/o TSI Telecommunication Services, Inc.
                                   201 N. Franklin St., 8th Floor
                                   Tampa, FL 33602
                                   Attn: General Counsel

     With copies to:               GTCR Golder Rauner, LLC
                                   6100 Sears Tower
                                   Chicago, Illinois
                                   Attn: David A. Donnini
                                         Collin E. Roche

                                   Kirkland & Ellis
                                   200 East Randolph Drive
                                   Chicago, IL 60601
                                   Attn: Stephen L. Ritchie, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; (b) one business day after delivery to an overnight courier, if sent by overnight courier; or (c) three business days after being sent, if sent by registered or certified mail.

     12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the parties hereto may not assign their respective obligations hereunder without the prior written consent of each of the other parties hereto.

     13.  ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

     (a) This Agreement, the Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The parties hereto may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the parties hereto.


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     (b)  If the provisions of any Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

     14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflict of laws principles.

     15. SECTION HEADINGS. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     16. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     17. COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), each of which shall be deemed to be an original, but all of which shall be one and the same document.

                                  * * * * * * *


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     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                        BUSINESS TRANSFEROR:

                                        TSI TELECOMMUNICATION SERVICES INC.

                                        By: /s/ G. Edward Evans

                                        Name: G. Edward Evans

                                        Title: Chief Executive Officer

                                        TRANSFEREE:

                                        TSI NETWORKS INC.

                                        By: /s/ G. Edward Evans

                                        Name: G. Edward Evans

                                        Title: Chief Executive Officer